Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
June 12, 2026	Media: Meredith Sobieck, 763-353-1498 Meredith_A_Sobieck@graco.com Investors: John Bower, 612-623-6770 John_M_Bower@graco.com

Graco Inc. Appoints Steven B. Hedlund to the Board of Directors

MINNEAPOLIS – June 12, 2026 – Graco Inc. (NYSE:GGG) announced today that Steven B. Hedlund has been appointed as a member of the company’s Board of Directors, effective September 10, 2026.

Mr. Hedlund is President and Chief Executive Officer of Lincoln Electric Holdings, Inc. (Nasdaq: LECO), a leading manufacturer of advanced arc welding solutions, a role he has held since January 2024. He also serves as its Chairman. Previously, he was Lincoln Electric’s Chief Operating Officer and served in various other operating, strategic and business development leadership roles. Before joining Lincoln Electric, Mr. Hedlund was Vice President, Growth and Innovation and Vice President Strategy and New Business Development at Fortune Brands, Inc. Earlier in his career, he was a principal with the management consulting firm of Booz Allen Hamilton. Mr. Hedlund holds both a bachelor’s degree and a Master of Business Administration from Dartmouth College.

“We are delighted to have Steve join the Graco Board of Directors. He is a proven leader with a growth-oriented mindset and a track record of driving value creation, including in international markets,” said J. Kevin Gilligan, Graco’s Chairman of the Board. “Steve brings with him a deep understanding of the manufacturing sector and global go-to-market strategy development and execution. He is a natural fit for our board, and we look forward to his many contributions to Graco’s future success.”

Mr. Hedlund will serve on the company’s Audit Committee and Management Organization and Compensation Committee.

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ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.